Exhibit 10.3

Position Assignment and Termination with Agreement

[Translation]

Contract No. Y7LHAA01

September 15, 2006

(Lessee)	(Assignee)

[Spansion Japan]	GE Capital Asset Finance K.K.

(Assignor)

GE Capital Leasing K.K.

The forgoing parties have agreed as follows (the “Agreement”), and in witness thereof have prepared three copies of this Agreement, all of which are signed and/or sealed by the parties, each of whom shall retain one original hereof.

Article 1 (Lessee’s Consent to Assignment of Position regarding 106 Pieces of Equipment)

(1)	With regard to the Purchase Agreement dated July 16, 2003 (the “Purchase Agreement”) and the Master Rental Agreement and Specific Rental Agreement of the same date (collectively, the “Rental Agreements”), between Lessee and Assignor, regarding the Equipment specified in Exhibit 1(106 pieces of equipment among 143 pieces which are subject to the Purchase Agreement and Rental Agreements, the “Equipment”), Lessee has hereby given Assignor and Assignee consent to, without any objection, the following assignment: the Assignor’s position (including any rights and obligations, and termination and cancellation rights of contracts in connection with the Equipment under such agreements, and the title to the Equipment, collectively, the “Position”) shall be assigned to Assignee on September 30, 2006, 0:00 a.m. (the “Assignment Time”), on the condition that the respective loan agreements dated August 25, 2003 between Assignor, and Fukuoka

This is the translation of the “Position Assignment and Termination with Agreement”, and will not be considered as original.

Bank K.K., Kyodo Lease K.K. and Daiichi Lease K.K. (collectively, the “Loan Agreements”) have terminated on September 29, 2006 by advanced payment under Article 5 of such agreements. In addition, on and after the Assignment Time, Lessee shall possess the Equipment on behalf of Assignee.

(2)	With regard to the pieces of equipment other than the Equipment (such other equipment being 37 pieces among 143 pieces other than the Equipment, the “Remaining Equipment”), Lessee hereby agrees without any objection that the Purchase Agreement and Rental Agreements between Assignor and Lessee shall continue to apply to the Remaining Equipment, and Lessee shall possess the Remaining Equipment on behalf of Assignor.

(3)	Lessee has hereby consented to Assignor and Assignee without any objection that by the completion of payments on September 29, 2006 of debts under the Loan Agreements (the “Secured Loans”), the pledge to secure the Secured Loans on the right to the stipulated damages provided in the Rental Agreements and on the guarantee by Fujitsu K.K. will terminate.

Article 2 (Forgiveness of Debts and Termination Conditioned on the Execution of Second Agreement)

Assignee and Lessee have hereby agreed that on the condition that Lessee shall enter into the second agreement with Assignee regarding the Equipment as attached hereto as Exhibit 2 (including the master rental agreement and specific rental agreement) on September 30, 2006, the Rental Agreements for the Equipment shall be terminated on the same date, and so long as no event granting the Assignor or Assignee, as the case may be, the right to terminate the Rental Agreements shall have occurred and be continuing, the Assignee shall forgive the obligation to pay rental fees at the amount of 241,855,900 yen that will become due on the same date, which Lessee will owe directly to Assignee due to the assignment of the Position; provided that if either Assignor or Assignee has rights to Lessee under the Rental Agreements (including the portion to be assigned under Article 1 of this Agreement) due to Lessee’s breach thereof, such rights are subject to the Rental Agreements.

Article 3 (Governing Law and Jurisdiction)

This Agreement is governed by the laws of Japan, and any disputes in connection with this Agreement are subject to the exclusive jurisdiction of the Tokyo District Court as the court of the first instance.

This is the translation of the “Position Assignment and Termination with Agreement”, and will not be considered as original.